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                                                                       EXHIBIT 5

                             THE BANK OF NEW YORK
                                ONE WALL STREET
                           NEW YORK, NEW YORK 10286



July 20, 2001


The Bank of New York Company, Inc.
One Wall Street,
New York, New York 10286.

Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act") of up to $1,000,000,000 principal amount of Senior Medium-Term Notes Series D and Senior Subordinated Medium-Term Notes Series E (collectively, the "Securities") of The Bank of New York Company, Inc., a New York corporation (the "Company"), the undersigned, as your counsel, has examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, I advise you that, in my opinion, when the Securities have been duly executed and authenticated in accordance with the Indentures relating to the Securities and issued and sold as contemplated in the registration statement (File Nos. 333-62516, 333-62516-01, 333-62516-02,
333-62516-03 and 333-62516-04), the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of
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general applicability relating to or affecting creditors' rights and to general equity principles.

     The foregoing opinion is limited to the Federal laws of the United States, and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that each Indenture has been duly authorized, executed and delivered by the respective Trustee thereunder, an assumption which I have not independently verified.

     I hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K, dated July 20, 2001 which upon filing will be incorporated by reference in the Prospectus dated June 18, 2001 as supplemented by the Prospectus Supplement dated July 20, 2001 relating to the Securities and to the reference to me under the heading "Legal Opinions" in the Prospectus Supplement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ Paul A. Immerman

Paul A. Immerman
Senior Counsel-The Bank of New York